EXHIBIT 3.1

                                                        State of Delaware
                                                       Secretary of State
                                                    Division of Corporations
                                                  Delivered 03:56 PM 08/29/2006
                                                     FILED 03:56 pm 08/29/06
                                                  SRV 060804065 - 4211899 FILE


                          CERTIFICATE OF INCORPORATION
                                       OF
                        CARD ACTIVATION TECHNOLOGIES INC.

     FIRST: The name of the corporation is Card Activation Technologies Inc. (the "Corporation").

     SECOND: The registered office of the Corporation in the State of Delaware is located at 300 Martin Luther King Blvd., Suite 200, Wilmington, New Castle County, Delaware 19801 and its registered agent is DCG Services, LLC.

     THIRD: The purpose of the Corporation and the nature and objects of the business to be transacted, promoted, and carried on are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware ("DGCL").

     FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one hundred seventy-five million (175,000,000) shares of Common Stock with a par value of $0.0001 per share (hereinafter called "Common Stock") and one million (1,000,000) shares of Preferred Stock with a par value of $0.001 (hereinafter called "Preferred Stock").

     FIFTH: The number of directors constituting the entire Board shall be as set forth in or determined pursuant to the By-laws of the Corporation.

     SIXTH: No director of the Corporation shall have any personal liability to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this provision eliminating such personal liability of a director shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

     SEVENTH: The name and address of the incorporator is Judith T. Kaiser, 300 Martin Luther King Blvd., Suite 200, Wilmington, Delaware 19801.

     EIGHTH: All of the powers of this Corporation, insofar as the same may be lawfully vested by this Certificate of Incorporation in the Board of Directors, are hereby conferred upon the Board of Directors of this Corporation. In furtherance and not in limitation of that power the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time by-laws of this Corporation, subject to the right of the shareholders entitled to vote with respect thereto to adopt, alter, amend and repeal by-laws made by the Board of Directors.

     NINTH:  The  election  of  directors  need  not  be  by  written  ballot.

     TENTH: The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law and all rights conferred on officers, directors, and stockholders herein are granted subject to this reservation.

     THE UNDERSIGNED INCORPORATOR, for the purpose of forming a corporation under the laws of the State of Delaware, does make, file and record this Certificate of Incorporation, and does hereby declare that the facts herein stated are true and I have accordingly set my hand this 27th day of August, 2006.


                                        /s/ Judith T. Kaiser
                                        --------------------
                                        Judith T. Kaiser
                                        Incorporator


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